Exhibit B.38.1



Certificate of Incorporation
Stock Corporation

                          State of Connecticut
                          Secretary of the State


 1.  The name of the corporation is  Yankee Energy Production Services, Inc.

 2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

     To engage in the financing and investment of natural gas cogeneration projects.

     To engage in any lawful act or activity for which corporations may be formed under the stock corporation Act of the State of Connecticut, including, without limitation, such other business and the purposes of the corporation as described above. The enumeration of specific powers shall not be taken to limit or abridge the general powers of the corporation.


 3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof are as follows:

     There shall be one class of capital stock, designated "Common Stock" and having no par value, of which 10,000 shares will be authorized.

 4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the board of directors pursuant to Section 33-341, 1959 Supp.
     Conn G.S. are as follows:

     There is only one class of shares authorized above.

 5. The minimum amount of stated capital with which the corporation shall commence business is $1,000.

 6. Any action which, under any provision of Ch. 599, Title 33, of the Connecticut General Statutes, Revision of 1958, as amended, may be taken at a meeting of shareholders may also be taken without a meeting, by consent, in writing, setting forth the action to be taken, signed by persons holding not less than a majority of the voting power of shares, or of the shares of any particular class entitled to vote thereon or to take such action, or their duly authorized attorneys, all in accordance with Section 33-330 of the Connecticut General Statutes.

     Dated this 30th day of June, 1993.

     Name of incorporator:

     Philip T. Ashton
     /S/ Philip T. Ashton




 Appointment of Statutory Agent For Service
 Domestic Corporation


                            Secretary of the State
                              30 Trinity Street
                              Hartford, CT 06106


 Name of Corporation:

 Yankee Energy Production Services, Inc.


 The above corporation appoints as its statutory agent for service, one of the following:

 Name of Natural Person Who is Resident of Connecticut:

 Mary J. Healey                        Business Address

                                       599 Research Parkway, Meriden, CT 06450

                                       Residence Address

                                       99 Laurel Road, New Britain, CT 06052




Authorization:
Name of Incorporator:



                  Philip T. Ashton   /S/ Philip T. Ashton  6/30/93

                  Charles E. Gooley, Vice President
                  /S/ Charles E. Gooley                    6/30/93



Acceptance:
Mary J. Healey                     /S/ Mary J. Healey